Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140173594-36
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/07/2014 1:48 PM
	Entity Number E0549192010-9

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Blue Sun Media, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
Article I shall be replaced with Annex I in entirety which is attached hereto.

Article III shall be replaced with Annex II in entirety which is attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 97.5%

4. Effective date and time of filing: (optional) Date: March 19, 2014 Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 11-27-13

Annex I

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
BLUE SUN MEDIA, INC.

ARTICLE I shall be replaced with the following in entirety:

"ARTICLE I
CORPORATE NAME

The name of this Corporation shall be: Apple Green Holding, Inc."

Annex II

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
BLUE SUN MEDIA, INC.

ARTICLE III shall be replaced with the following in entirety:

"ARTICLE III
CAPITAL STOCK

(a)
The aggregate number of shares which the Corporation shall have authority to issue is seven hundred million (700,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is two hundred million (200,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.